To:	Name	Date:	________
From:	T. Linebarger
Subject:	Your 20__ Total Compensation

I am pleased to inform you of the details of your 20__ compensation as recently approved by the Compensation Committee of the Board of Directors. In determining individual Officer compensation, senior management and the Compensation Committee incorporated the following objectives with a review of market benchmarks for each Officer’s position:

•We want to motivate you to help us meet our key financial and strategic objectives;
•We want to link your compensation to shareholder return and make you feel and act like owners of the company;
•We want you to know that we see you as a critical part of our company; and
•We consider your performance in determining compensation, both what you do and how you do it.

[Explanation of how compensation is structured.]

Your 20__ Compensation

This memo provides details about your base salary for 20__, confirms your target Variable Compensation participation and includes information on your 20__ Long Term Grant award.

[Summary of attachments]

Should you have any questions regarding your compensation package, please discuss with your manager. Thank you for your efforts and hard work over the past year. I look forward to working together and making 20__ successful.

T. Linebarger
Chairman and Chief Executive Officer

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Attachment __

Name: ___________

20__ Compensation Summary

Your 20__ Base Salary

Your base salary information for 20__ is:

Base Salary	$___

Your 20__ Variable Compensation

For 20__, plan payouts will be based on our _________ performance. Your participation rate is indicated below.

20___ Annual Incentive Plan

Your 20__ Long Term Grant

The following table provides the details of your 20__ Long Term Grant. Attachment ___ provides additional plan detail.

For 20__
Total Annual Grant Value	$________

Performance Cash Target Award	$______
Performance Share Target Award	____
Stock Options (Grant Date: ____ __ 20__)	____

Termination Impact on Grants – Please review all termination language included in pages __ and __ of this document.

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Attachment __

20__-20__ Long Term Grants

Long Term Grant

Your Long Term Grant is made up of three equal elements:

◦Performance Cash
◦Performance Shares
◦Stock Options

Performance Cash & Performance Shares
Performance Cash is a cash-based award and expressed as a U.S. dollar amount. Performance Shares are expressed as a number of shares of Cummins Common Stock. Your grant will follow a ____-year performance period and will be payable in ___ __.

Performance Cash and Performance Shares are measured on ______ and ________.

The plan places a ____% weighting on ____ and a ___% weighting on ________.
Performance Cash and Shares are subject to the _____ and ____ Payout Factor Tables in Attachment ____.

The payout factor ranges from ___ to ____ and is measured on both ___ and ____ performance over the ____ year (20__- 20__) performance period. The payout factor will be based on the Payout Factor Tables and the Company’s final ____ and ____ performance. However, all payout amounts are ultimately determined by the Compensation Committee of the Board of Directors in its discretion.

Each metric is assessed independently and then combined into a single payout factor. An example of the payout factor calculation is as follows:

Metric	Payout Factor	Weighting	Weighted Factor

Unrounded Factor:
Final Factor:

Stock Options
The Stock Option portion of your grant is intended to link your compensation to long-term stock price growth. Stock options are the right to purchase a specific number of shares of the Company’s stock at a set price. The options included with your 20___ grant will be granted on ____ __, 20__ (the “grant date”), will vest ___ years after the grant date and will expire ___ years after the grant date. The grant price for your options will be the closing price of Cummins stock on the grant date.

After _____ ___, 20___, you can log onto ______ to review and accept the terms of your Performance Cash, Performance Share awards and Stock Options. You will not be able to exercise your Stock Options or sell your stock until you complete this online acceptance process.

Your Long Term Grants are made under the Company’s 2012 Omnibus Incentive Plan, and the terms of that Plan apply to your Grants. Your Stock Options are also subject to the terms of the Stock Option Agreement you will receive through the _________ website. In the event of a conflict between this document, on the one hand, and the Plan or the Stock Option Agreement, on the other, the Plan or the Stock Option Agreement, as applicable, will govern.

Termination Details – Performance Cash and Shares
Performance Cash and Performance Shares will be forfeited in the case of voluntary or involuntary termination if not employed on the date of payout, subject to the exceptions for death, disability or a qualified retirement described below.

Death or Disability. In the case of death or disability, Performance Cash and Performance Shares will be prorated based on months of active service in the performance period. If death or disability occurs in:

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Attachment ____ (continued)

•Year __ of the performance period, the payout is based on ______.
•Year ___ of the performance period, the payout factor is calculated by ______.
•Year ___ of the performance period, the payout is processed according to the original payout schedule, based on _____.

Disability is defined for this purpose as eligibility for benefits under the Company’s Long-Term Disability Plan.

Retirement. A qualified retirement is defined as ___________.

Employees who retire, having met the service and seniority requirements described above, will receive a prorated amount of Performance Cash and Shares based on months of active service in the performance period. The payout is processed according to the original payout schedule, based on the actual payout factor.

Termination Details – Stock Options

Stock options, even those which are vested, are forfeited immediately in the case of voluntary or involuntary termination, subject to the exceptions for death, disability or a qualified retirement described below.

Stock options vest immediately upon death or disability and at qualified retirement, with the expiration date adjusting to the sooner of the original expiration date or 12 months (death) or 60 months (disability or qualified retirement).

Leave of Absence Details – Performance Cash and Shares and Stock Options

Unless applicable country legislation or regulation requires a deviation, the following leaves of absence will be treated as described below:

•Employees on Military Leave will not be treated as having an involuntary or voluntary termination of employment for purposes of their Long-Term Grants.

•Employees on leave (paid or unpaid) for less than six months will not be treated as having an involuntary or voluntary termination of employment for purposes of their Long Term Grants.

•Employees on unpaid leave greater than six months will be treated as having an involuntary termination of employment for purposes of their Long Term Grants at the time the unpaid leave extends beyond six months.

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Attachment ____

20__-20___ Long Term Grant Payout Factor Table

[Payout Factor Table]

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Attachment ___ (continued)

20__ Annual Bonus Plan Payout Factors

[Payout Factors]

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